Exhibit 99.1

The Company’s Preliminary, Unaudited Financial Results for First Quarter of 2014

While the Company has not yet completed its financial statements for the quarter ended March 31, 2014, the Company currently expects that its casino revenues will be in the range of approximately $171.0 million to $186.0 million, that its net revenues will be in the range of approximately $280.0 million to $305.0 million and that its Adjusted EBITDA will be in the range of approximately $65.0 million to $80.0 million for the quarter ended March 31, 2014. For the quarter ended March 31, 2013, the Company’s casino revenues, net revenues and Adjusted EBITDA were $176.2 million, $269.1 million and $65.7 million, respectively. Estimated net income attributable to the Properties for the quarter ended March 31, 2014 is expected to range between $12.0 million and $34.0 million, compared to net income attributable to the Properties of $16.1 million for the quarter ended March 31, 2013.

Set forth below is a reconciliation of net income, the Company’s most comparable measure in accordance with GAAP, to Adjusted EBITDA for the quarters ended March 31, 2013 and 2014:

	Estimate for Quarter ended March 31, 2014		Quarter ended March 31, 2013
(In millions) (Unaudited)	Low	High
Net income attributable to Properties	$12.0	$34.0	$16.1
Interest expense, net of capitalized interest and interest income	18.0	12.0	16.9
Provision for income taxes	5.0	14.0	9.3
Depreciation and amortization	24.0	20.0	20.9

EBITDA	59.0	80.0	63.2
Project opening costs, abandoned projects and development costs	4.0	—	2.4
Loss on early extinguishment of debt	2.0	—	0.1

Adjusted EBITDA	$65.0	$80.0	$65.7

For more information concerning Adjusted EBITDA, see footnote 4 in “—Summary Historical and Pro Forma Financial Information and Other Financial Data”

Our revenues, net income and Adjusted EBITDA for the quarter ended March 31, 2013, and our expectations on our revenues, net income and Adjusted EBITDA for the quarter ended March 31, 2014, are unaudited and have been prepared to give effect to the combined results of operations on a historical basis of all of the subsidiaries holding assets comprising the Properties. Our expectations on our revenues, net income and Adjusted EBITDA for this period constitute forward-looking statements and are preliminary internal estimates, based on the information available to us as of the date of this offering memorandum. As we prepare our unaudited financial statements for the quarter ended March 31, 2014, it is possible that additional work and procedures we perform to complete these quarterly financial statements could result in the actual results differing from our expectations. In addition, our unaudited financial results for the quarter ended March 31, 2014 will not necessarily be indicative of the financial results that may be expected for the year ended December 31, 2014. Accordingly, investors are cautioned not to place undue reliance on the foregoing guidance. See “Risk Factors” and “Forward Looking Statements.”